Consent of Independent Registered Public Accounting Firm

The Shareholders and Board of Trustees of

Access One Trust:

We consent to the use of our report dated December 22, 2016 for Access Flex High Yield Fund and Access Flex Bear High Yield Fund (two of the portfolios that are part of Access One Trust), incorporated by reference herein, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

/s/ KPMG LLP

February 28, 2017